Exhibit 21.1

                         Subsidiaries of e resources inc


CareMart, Inc.
incorporated in the state of Delaware
CareMart, Inc. did business under the name "CareMart")

Vistastream inc
incorporated in the state of Delaware
Vistastream, inc did business under the names "Vistastream" and "Vista"

I'm On Air, Inc.
incorporated in the state of Delaware
I'm On Air, Inc. was in the development stage and never commenced operations. If operations were to commence, the Company would do business under the names "I'm On Air" and "AIR".